Exhibit 8.1

As of April 14, 2006

DiamondRock Hospitality Company
6903 Rockledge Drive, Suite 800
Bethesda, MD 20817

Ladies and Gentlemen:

        We have acted as counsel for DiamondRock Hospitality Company, a Maryland corporation (the "Company"), in connection with a resale registration (the "Registration") of shares of common stock of the Company, par value $0.01 per share, as described in the registration statement on Form S-11 (Registration No. 333-123809) filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), on April 14, 2006 (the "Registration Statement"). This opinion letter addresses the Company's qualification as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), and the accuracy of certain matters discussed in the Registration Statement under the heading "Federal Income Tax Considerations."

        In rendering the following opinions, we have reviewed and relied upon the Articles of Amendment and Restatement of Articles of Incorporation and Bylaws of the Company dated as of June 25, 2004, the Limited Partnership Agreement of DiamondRock Hospitality Limited Partnership (the "Partnership Agreement"), a Delaware limited partnership (the "Operating Partnership"), dated as of June 4, 2004 and as in effect as of the date hereof, and such other records, certificates, and documents as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein. For purposes of this opinion letter, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity, to the extent relevant to our opinions, of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, and (vi) the accuracy and completeness of all records made available to us.

        We also have reviewed and relied upon the representations, as to factual matters, and covenants of the Company and the Operating Partnership contained in a letter that the Company provided to us in connection with the preparation of this opinion letter (the "REIT Certificate"), and that we have discussed with the Company's representative, regarding the organization and operations of the Company and the Operating Partnership and other matters affecting the Company's ability to qualify as a REIT. For purposes of this opinion letter, we assume that each such representation and covenant has been, is and will be true, correct and complete, that the Company, the Operating Partnership and any subsidiaries have been, are and will be owned and operated in accordance with the REIT Certificate and that all representations that speak to the best of the belief and/or knowledge of any person(s) or party(ies), or are subject to similar qualification, have been, are and will continue to be true, correct and complete as if made without such qualification. To the extent such representations and covenants speak to the intended ownership or operations of the Company or the Operating Partnership, we assume that each of the Company and the Operating Partnership will in fact be owned and operated in accordance with such stated intent.

        Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that:

        (i)    commencing with the Company's taxable year ended December 31, 2005, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its current and proposed ownership and operations will allow the Company to continue to satisfy the requirements for qualification and taxation as a REIT under the Code for subsequent taxable years;

        (ii)   as long as the Operating Partnership has only one member for federal income tax purposes, it will be disregarded as an entity separate from the Company and if and when the Operating Partnership has two or more members for federal income tax purposes, the Operating Partnership will be treated as a partnership within the meaning of Code Sections 7701(a)(2) and 761(a) and will not be treated as a publicly traded partnership taxable as a corporation under the rules of Code Section 7704; and

        (iii)  the statements set forth under the heading "Certain Federal Income Tax Considerations" in the Registration Statement, insofar as such statements constitute matters of law, summaries of legal matters, legal documents, contracts or legal proceedings, or legal conclusions, are correct in all material respects and do not omit to state a matter of law necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

* * * * *

        We express no opinion other than the opinions expressly set forth herein. Our opinions are not binding on the Internal Revenue Service. The Internal Revenue Service may disagree with and challenge our conclusions, and a court could sustain such a challenge. Our opinions are based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all as in effect as of the date of this opinion letter. Changes in applicable law could cause the federal income tax treatment of the Company to differ materially and adversely from the treatment described above and render the tax discussion in the Registration Statement incorrect or incomplete.

        We are rendering this opinion letter to you in connection with the Registration and this opinion letter may not be relied upon by any other person or for any other purpose without our prior written consent. This opinion speaks only as of the date hereof, and we undertake no obligation to update this opinion or to notify any person of any changes in facts, circumstances or applicable law (including without limitation any discovery of any facts that are inconsistent with the REIT Certificate).

                      Very truly yours,

                      /s/ Goodwin Procter LLP

                      Goodwin Procter LLP